SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             TECH LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)



      New Jersey                                                22-1436279
(State of Incorporation                                      (I.R.S. Employer
   or organization)                                         Identification No.)

               955 Belmont Avenue, North Haledon, New Jersey 07508
                    (Address of principal executive offices)

     Securities to be Registered Pursuant to Section 12 (b) of the Act: None

       Securities to be Registered Pursuant to Section 12 (g) of the Act:


                          Common Stock, $.01 par value
                                (Title of Class)



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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1. Description of Registrant's Securities to be Registered.


     The authorized capital stock of Tech Laboratories, Inc. (the "Company") consists of 5,000,000 shares of common stock having a par value of $.01 each (the "Common Stock"), of which 3,575,660 shares are currently outstanding and 11,316 shares are held in treasury. There are currently approximately 249 holders of Common Stock.

     Each share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. The Common Stock does not have cumulative voting, which means that the holders of a majority of the outstanding shares of Common Stock may elect all of the directors of the Company. The Common Stock does not have any preemptive rights. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of the stockholders, and the vote by the holders of a majority of such outstanding shares are required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Certificate of Incorporation.

     Holders of Common Stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all assets and funds of the Company remaining after payment of all debts and other liabilities shall be distributed, pro rata, among the holders of the Common Stock. Holders of Common Stock are not entitled to preemptive, subscription, or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.


                                       -2-

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ITEM 2. Exhibits

Exhibit No.                Description
-----------                -----------

         3.1               Certificate of Incorporation*

         3.2               By-Laws of the Company*

         4.1               Form of Common Stock Certificate**


----------
* Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (File No. 333-82595), initially filed July 9, 1999.

**   To be filed by amendment.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                           Tech Laboratories, Inc.


                                           By:  /s/ Bernard M. Ciongoli
                                                ------------------------------
                                                  Bernard M. Ciongoli,
                                                  President


Dated: July 30, 1999